Exhibit 99.1

Body Central Corp. Clarifies That 1-for-10 Reverse Stock Split
Anticipated To Be Effective For Trading Purposes On Tuesday, September 9

Jacksonville, FL – September 5, 2014 – Body Central Corp. (OTC Pink: BODY) (the “Company”), a multi-channel, specialty retailer offering on trend, quality apparel and accessories at value prices, issued a press release on September 4, 2014 announcing that it is effecting a 1-for-10 reverse stock split of its common stock (the “Reverse Stock Split”), pursuant to which each 10 shares of issued and outstanding common stock and equivalents are being converted into 1 share of common stock.  The Company wishes to issue a clarification as to the timing pursuant to which the Reverse Stock Split is being implemented.

The Reverse Stock Split is anticipated to be effective for trading purposes on the OTC Pink marketplace commencing with the opening of trading on Tuesday, September 9, 2014 pursuant to an exchange notice from FINRA.  In connection therewith, also beginning on September 9, 2014, the Company's common stock will begin trading under a new CUSIP number 09689U201.  Commencing on September 9, 2014 and continuing for 20 business days, the Company's common stock will trade under the symbol “BODYD” to denote effectiveness of the Reverse Stock Split, after which time the Company's trading symbol will revert back to “BODY”.

As reported in the Company's previous press release, Body Central stockholders will receive instructions from the Company's transfer agent, American Stock Transfer & Trust Company, LLC, as to procedures for exchanging existing stock certificates for new certificates or book-entry shares and for the receipt of cash proceeds in lieu of fractional shares.

About Body Central Corp.

Founded in 1972, Body Central Corp. is a multi-channel, specialty retailer offering on trend, quality apparel and accessories at value prices. As of August 27, 2014, the Company operated 274 specialty apparel stores in 28 states under the Body Central and Body Shop banners, as well as a direct business comprised of a Body Central catalog and an e-commerce website at www.bodycentral.com. The Company targets women in their late teens to mid-thirties from diverse cultural backgrounds who seek the latest fashions and a flattering fit. The Company’s stores feature an assortment of tops, dresses, bottoms, jewelry, accessories and shoes sold primarily under the Company’s exclusive Body Central® and Lipstick Lingerie® labels.

For more information, please visit: www.bodycentral.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the effects of the reverse split and the successful execution of the Company's business strategy. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the “Risk Factors” described in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 27, 2014, the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2014, and other factors identified from time to time in the Company's periodic filings with the Securities and Exchange Commission.

CONTACT:     Body Central

investorquestions@bodyc.com